EXHIBIT 10.25
Execution Version
EXECUTIVE INCENTIVE BONUS AGREEMENT
This Executive Incentive Bonus Agreement (this “Agreement”) is made by and between Enviva Management Company, LLC (the “Company”) and Thomas Meth (“Executive” and, together with the Company, the “Parties”) and is entered into as of November 30, 2023 (the “Effective Date”) pursuant to the Enviva Inc. Long-Term Incentive Plan (the “LTIP”).
1.Purpose. The Company recognizes the important goal of retaining Executive as an employee of the Company, and, in furtherance of that goal, the Company wishes to provide financial incentives for Executive to remain an employee and to continue to perform in a highly effective manner and contribute to the success of the Company and its affiliates. Except to the extent otherwise defined herein, capitalized terms used in this Agreement shall have the meaning, as applicable, given them on Exhibit A attached to this Agreement or in the Sixth Amended and Restated Employment Agreement, as amended from time to time, between Executive and the Company (the “Employment Agreement”).
2.Incentive Bonus. Subject to the terms and conditions set forth herein and Executive’s continued employment through July 22, 2024 (the “Incentive Determination Date”), the Company shall pay to Executive an amount equal to any applicable Value Creation Bonus and Volume Re-Contracted Bonus, in each case no later than the first payroll date occurring no sooner than 7 days following the Incentive Determination Date and less applicable taxes, deductions, and withholdings; provided, however, if agreed by Executive and the Board of Directors of the Company (the “Board”) or the Finance Committee thereof (the “Finance Committee”) that the Company’s short-term strategic efforts to increase revenue are ongoing as of the Incentive Determination Date and Executive’s continued efforts are ongoing, the Incentive Determination Date may be extended by written agreement of the Parties but not beyond December 31, 2024.
3.Clawback. If the Company files for a voluntary bankruptcy or commences an in-court restructuring process (a “Bankruptcy”) within twelve months of the date amounts are paid pursuant to this Agreement, then Executive shall repay to the Company, in immediately available funds, an amount equal to the Value Creation Bonus and the Volume Re-Contracted Bonus previously paid to Executive, less any amounts withheld by the Company for income and employment taxes, within thirty (30) days following the date of such filing and, in order to satisfy such repayment, Executive agrees that the Company may offset against, and Executive authorizes the Company to deduct from, any payments due to Executive, or to Executive’s estate, heirs, legal representatives or successors; provided that, no such offset shall result in a violation of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”). In addition, if a Bankruptcy occurs on or prior to the Incentive Determination Date no amounts will be paid or payable under this Agreement.
4.Not a Contract of Employment. This Agreement is not a contract of employment and does not guarantee Executive employment for any specified period of time.

5.Waiver. No provisions of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
6.Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles of such state.
7.Section 409A. This Agreement is intended to be exempt from Section 409A and shall be construed and administered in accordance with that intent.
8.Entire Agreement. This Agreement contains all of the understandings and representations between the Company and Executive relating to the subject matter contained herein and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any incentive bonuses. The Parties acknowledge and agree that the Value Creation Bonus and the Volume Re-Contracted Bonus are intended to supersede and replace the annual bonus and annual equity awards under the LTIP for calendar years 2023 (to the extent outstanding) and 2024 as contemplated under Sections 3 and 4 of the Employment Agreement, except for purposes of Section 6(f) of the Employment Agreement. Specifically and for the avoidance of doubt, the amounts under this Agreement will not constitute Executive’s “Annual Bonus” or “Target Annual Bonus” for purposes of Section 6(f)(II)(A)-(C) of the Employment Agreement nor be considered awards granted pursuant to the LTIP for purposes of Section 6(f)(ii)(D) of the Employment Agreement. Except as provided in this Section 9, this Agreement shall not otherwise supersede or modify any other agreements between the Company and Executive.
9.Validity. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
10.Counterparts. This Agreement may be executed in one or more counterparts (including by pdf or other electronic means), each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
11.Assignment. The provisions of this Agreement shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used in this Agreement shall include any corporation or other business entity which shall by merger, consolidation, purchase, or otherwise, acquire all or substantially all of the business and assets or ownership of the Company, and successors of any such corporations or other business entities. Where appropriate, the term “Company” as used in this Agreement shall also include any other successor that assumes the Agreement.

12.Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as required pursuant to any law, government regulation, or ruling.
13.Other Benefits. The amounts payable under this Agreement will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension or retirement, death, or other benefit under any bonus, incentive, pension or retirement, insurance, or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.
14.Legal Expenses. In connection with the negotiation of this Agreement and Executive’s transition from Chief Executive Officer and President to President, the Company will reimburse Executive’s reasonable and documented legal expenses incurred up to $30,000. In the event of any claim, dispute, litigation, arbitration, or other proceeding relating to Section 3 of this Agreement in which the Company is the prevailing party, the Company shall be entitled to receive, and Executive shall pay upon demand, reasonable attorneys’ fees and related costs incurred by the Company in connection with the resolution of such claim, dispute, litigation, arbitration, or other proceeding. If the Company is not the prevailing party in such a claim, dispute, litigation, arbitration, or other proceeding, the Company shall pay Executive upon demand, reasonable attorneys’ fees and related costs incurred by Executive in connection with the resolution of such claim, dispute, litigation, arbitration, or other proceeding.

Exhibit A

“Company Determination” means a determination by the Board or Finance Committee with respect to the value of contracts approved by the Board or Finance Committee and signed on or before the Incentive Determination Date, calculated reasonably and in good faith in a manner consistent with the assumptions utilized in the creation of the Company Model, including any signed contracts with objective conditions precedent that are reasonably likely to be satisfied by the end of 2024 (as determined by the Board or Finance Committee reasonably and in good faith).

“Company Model” means the business plan prepared for the Company and approved by the Board with the assistance of advisors.
“Enviva” means Enviva Inc., a Delaware corporation.

“Performance Period” means the Year 1 Performance Period, the Year 2 Performance Period, or the Year 3 Performance Period, as applicable.

“Value Creation Bonus” means, (i) with respect to the Year 1 Performance Period, an amount equal to the sum of (A) 1.25% of Value Creation in excess of the Year 1 Threshold but not in excess of the Year 1 Hurdle, and (B) 2.5% of Value Creation above the Year 1 Hurdle, (ii) with respect to the Year 2 Performance Period, an amount equal to the sum of (A) 1.25% of Value Creation in excess of the Year 2 Threshold but not in excess of the Year 2 Hurdle, and (B) 2.5% of Value Creation above the Year 2 Hurdle and (iii) with respect to the Year 3 Performance Period, an amount equal to the sum of (A) 1.25% of Value Creation in excess of the Year 3 Threshold but not in excess of the Year 3 Hurdle, and (B) 2.5% of Value Creation above the Year 3 Hurdle.

    “Value Creation” means increasing contracted profitability with respect to the portfolio of sales contracts held by Enviva and its subsidiaries immediately prior to the Effective Date, as determined using methodologies consistent with the Company Model, by (i) increasing the volume or pricing of wood pellet sales under profitable contracts existing on the Effective Date, (ii) renegotiating contracts existing on the Effective Date to decrease the losses or increase the profits with respect to such contracts, including by re-allocating volumes and shipping arrangements under the applicable agreements, and (iii) replacing contracts existing on the Effective Date with more profitable contracts. Value Creation will not include any short-term or “optimization” transactions or fees paid by a customer to cancel a shipment nor will the mere cancellation of an unprofitable contract (unless the unprofitable contract is renegotiated or replaced with another contract) constitute increased contracted profitability. Value Creation will be calculated by Company Determination. For purposes of clarity, modifications to any agreements with RWE Supply & Trading GmbH or its affiliates (“RWE Contracts”) will not constitute Value Creation.

“Volume Re-Contracted Bonus” means an amount equal to $1 per ton of the sum of (A) re-contracted volumes of wood pellets in each Volume Re-Contracted Bonus Period, to the extent a predecessor contract to such contract was in effect with the applicable customer on December 31, 2025, plus (B) volumes of wood pellets in each Volume Re-Contracted Bonus Period under any contracts entered into with a customer that was not a customer of the Company on the Effective Date; provided, that the Volume Re-Contracted Bonus will be payable with respect to contracts only if per-ton pricing under the contract is no less than $210 FOB. The Volume Re-Contracted Bonus will be calculated by Company Determination; provided, however, that no dollar value associated with the Volume Re-Contracted Bonus will also be included in the Value Creation Bonus and the Company may implement assumptions in calculating the Volume Re-Contracted Bonus to avoid such double-counting and that all contracts included in the Volume Re-Contracted Bonus are approved by the Board or Finance Committee. A Volume Re-Contracted Bonus will only be earned and paid if a Value Creation Bonus is also earned. For purposes of clarity, modifications to any RWE Contracts will not be considered for any purpose in calculating the Volume Re-Contracted Bonus. In no event will the amount payable as the Volume Re-Contracted Bonus be greater than $2,500,000.

“Volume Re-Contracted Bonus Period” means, for Asia and Europe, the applicable twelve-month period beginning immediately following the Year 3 Performance Period and each twelve-month period beginning on the anniversary of the day following the last day of the Year 3 Performance Period.

“Year 1 Hurdle” means $75,000,000.

    “Year 2 Hurdle” means $75,000,000.

    “Year 3 Hurdle” means $75,000,000.

“Year 1 Performance Period” means, the period beginning on the Effective Date and ending, with respect to sales to Asia, June 30, 2025, and with respect to sales to Europe, March 31, 2025.

“Year 2 Performance Period” means, the applicable twelve-month period ending, with respect to sales to Asia, June 30, 2026, and with respect to sales to Europe, March 31, 2026.

“Year 3 Performance Period” means, the applicable twelve-month period ending, with respect to sales to Asia, June 30, 2027, and with respect to sales to Europe, March 31, 2027.

“Year 1 Threshold” means $50,000,000.

    “Year 2 Threshold” means $50,000,000.

    “Year 3 Threshold” means $50,000,000.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
ENVIVA MANAGEMENT COMPANY, LLC
By:
    Name: Jason E. Paral
    Title: Executive Vice President, General Counsel, and Secretary
EXECUTIVE

Name:    Thomas Meth